Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of this 29th day of September, 2023 by and between Salem Web Network, LLC, a Delaware limited liability company (“Seller”), Gloo Acquisition Corp I, LLC, a Delaware limited liability company (“Buyer”), and, solely with respect to Section 8.2 and Section 11.16, Salem Media Group, Inc. (“Parent”), and solely with respect to Section 11.17, Gloo Holdings, LLC (“Gloo”).

RECITALS:

WHEREAS, Seller operates the Business; and

WHEREAS, Seller desires to transfer to Buyer, and Buyer desires to acquire from Seller, substantially all of the assets of the Business including, without limitation, certain assets and Intellectual Property relating to the Business.

NOW THEREFORE, in exchange for good and valuable consideration, including the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Sale Assets. On the “Closing Date” (as that term is defined in Section 2.1 herein), Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase or acquire from Seller, free and clear of all “Liens” (as that term is defined in Section 3.3(a) herein), except for Permitted Liens, all right, title and interest, legal and equitable, in and to all properties, assets and rights used, useful or otherwise relating to the ownership, development and operation of the Business, other than the “Excluded Assets”, (as defined in Section 1.2) (collectively, the “Sale Assets”) as follows:

(a) Tangible Personal Property. All office equipment, computers, monitors, servers, modems, desk, chairs, software, parts, supplies, furniture, furnishings, tools, fixtures, leasehold improvements, inventory, and other tangible personal property used in the conduct of the Business including but not limited to the items set forth on Schedule 3.6 (collectively, “Tangible Personal Property”);

(b) Licenses and Permits. All rights associated with the “Licenses” (as that term is defined in Section 3.17) necessary to operate the Business as it is currently operated except for the Excluded Licenses;

(c) Contracts. All rights and interests of Seller in, to, or under those agreements, leases, contracts, orders and other commitments set forth on Schedule 1.1(c), which Schedule shall be updated by Buyer promptly following its receipt of the Updated Contracts Schedule from Seller pursuant to Section 3.7(a) (all such agreements, leases, contracts, orders and other commitments being hereinafter referred to collectively as the “Assumed Contracts”);

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(d) Internet Domains, Social Media Accounts. All websites, Internet domains, social media accounts, and their related Uniform Resource Locators (“URLs”) used in the operation of the Business (“Websites”, “Domain Names” and “Social Media Accounts”, respectively) listed on Schedule 1.1(d);

(e) Content and Software. All content on the Websites (including all rights and interests of Seller to content created by third parties which is not owned by Seller), including e-mail addresses of registered users, technology, and any master media files in Seller’s possession, as well as all functionality of the Websites, including content management systems, and software codes and enhancements, other than the Shared Code (defined in Section 8.9);

(f) Intellectual Property. All Business Intellectual Property (as that term is defined herein);

(g) Records. The originals (where available) or true and complete copies (if originals are not available) of all of the email subscriber/customer records, customer lists, customer contact information, registered user lists, databases, access codes, books, records, files, videos, logs and ledgers pertaining to the Sale Assets or used in the operation of the Business as set forth on Schedule 1.1(g) (collectively, “Records”); provided, that Seller may keep a copy of the Records for its internal recordkeeping and other legal and accounting purposes;

(h) Purchase Orders and Marketing Materials. All purchase orders, forms, labels, stationery, materials, catalogs, brochures, art work, photographs and advertising materials held by Seller (collectively, the “Purchase Orders and Marketing Materials”);

(i) Real Property Leases. Seller’s leasehold interest in the real property used in operating the Business located at 111 Virginia Street, Fourth Floor, Richmond, Virginia 23219 (the “Leased Property”);

(j) Work in Progress. All work in progress, backlog, and books of business of the Business;

(k) Goodwill. All goodwill of the Business; and

(l) Miscellaneous Assets. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 1.1 and relating to the Business as set forth, if any, on Schedule 1.1(l).

1.2 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, there shall be excluded from the Sale Assets the following assets in existence on the Closing Date (the “Excluded Assets”):

(a) Cash. Any and all cash, cash equivalents, cash deposits to secure contract obligations, bank deposits and securities held by Seller at the Closing Date; provided that any such cash that is for services or obligations of the Business after the Closing Date (to the extent Seller receives a credit therefor) other than the Fulfillment Liability shall be included as part of the Sale Assets;

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(b) Personal Items. All personal items owned by employees or independent contractors of Seller and located at Seller’s place of business (the “Personal Items”);

(c) Certain Records. Any books and records related to Seller’s corporate organization and any records of Seller not related to the Business or that Seller is required to retain by law; provided, however, with respect to any such records that Seller is reasonably required: (i) to retain by law; or (ii) to disclose for financial reporting purposes and, in each case, that constitute Records, Buyer shall be entitled to complete and correct copies thereof;

(d) Fiduciary Assets. Any assets of Seller relating to any employee benefit plan, arrangement, policy or commitment (including any employee benefit plan within the meaning ascribed to such term in ERISA including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability, accident or insurance plan or any holiday, vacation or other employee practice, policy or benefit);

(e) Unassumed Contracts. All rights and interests of Seller in, to or under any Contract other than the Assumed Contracts;

(f) Real Property. The real property of Seller used by Seller located at 111 Virginia Street, Second Floor, Richmond, VA 23219;

(g) Accounts Receivable. The Seller Accounts Receivable (as that term is defined in Section 8.4 herein);

(h) Other Excluded Assets. Any tangible or intangible asset listed on Schedule 1.2(h) hereof;

(i) Insurance and Indemnity Policies. All rights and interests of Seller under any policy or agreement of insurance or indemnity to the extent and only to the extent such rights and interests relate to losses, damages, claims, liabilities, debts, obligations or expenses arising out of or relating to the ownership of the Sale Assets or operation of the Business prior to the Closing Date and such losses, damages, claims, liabilities, debts, obligations or expenses are not Assumed Liabilities;

(j) Equity Interests. All outstanding shares in, and other equity and member interests in, Seller or its Affiliates;

(k) Corporate Records. All minute books, stock (and similar) ledgers and corporate seals of Seller;

(l) Transaction Rights. All rights of Seller under this Agreement and the other Transaction Documents (as defined in Section 3.2);

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(m) Tax Refunds. Any tax refunds, credits, receivables or rights to payment attributable to tax assessments or payments, including any such refunds, credit, receivables or rights to payment arising out of challenges to any tax assessments or payments, and all rights and causes of action related to such prior assessments as they relate to Seller or the Business prior to the Closing Date;

(n) Salem Names. The name “Salem Church Products”, and any other name used by the Business that includes the name “Salem” (collectively, the “Salem Names”), and all domain names which include the name “Salem”; provided that, as contemplated by Section 8.10, Buyer and its Affiliates shall have a reasonable period of time following the Closing to discontinue the Business’s use of the Salem Names and the use of the Salem Names in the same manner as currently used by the Business by such persons during such period shall not be deemed a violation of any right(s) of Seller or any of its Affiliates with respect to such Salem Names; and

(o) Corporate Assets. All assets, both tangible and intangible, real, personal, or mixed, of Seller or its Affiliates relating to the other businesses of Seller or its Affiliates, including, without limitation, Business Intellectual Property and the Shared Code, computers and other similar assets and any other operating systems, software, and related assets, that, in each case are used in other business (other than the Business) or other business units of Seller and its Affiliates. Notwithstanding the foregoing, the Shared Customer Information is not an Excluded Asset.

1.3 Assumption of Liabilities; Excluded Liabilities.

(a) Assumed Liabilities. Buyer shall, on and as of the Closing Date, accept and assume, and shall become and be fully liable and responsible for, and except as expressly set forth herein, Seller shall have no further liability or responsibility for or with respect to, only the following: (i) liabilities and obligations arising out of or related to events occurring after the Closing to the extent such liabilities and obligations arise out of or relate to Buyer’s ownership of the Sale Assets or Buyer’s operation of the Business after the Closing (except to the extent arising out of or in connection with a breach by Seller of any of its representations and warranties set forth in this Agreement); and (ii) obligations and liabilities of Seller which are to be performed after the Closing and which arise under or relate to the Assumed Contracts (other than (I) as a result of any act or omission occurring, or state of facts existing, with respect to any such agreements (except the fact of Seller’s entry into such agreements) prior to Closing) and (II) those obligations and liabilities which are not materially related to the Business even if they arise under or relate to the Contracts (collectively, the “Assumed Liabilities”). The Assumed Liabilities include the liability to fulfill contracts for all job listings and subscriptions to products and services on the Websites sold by Seller prior to the Closing Date, all of which liabilities are set forth on Schedule 1.3(a) (such liabilities, the “Fulfillment Liability”), including the liability to pay refunds to any subscribers who cancel (for whatever reason) their subscriptions to any of the Website’s products and services sold by Seller.

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(b) Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume, pay, or be liable for, any debt, liability, commitment or obligation of Seller of any kind or nature at any time existing or asserted, whether known, unknown, fixed, contingent or otherwise, not specifically assumed by Buyer under Section 1.3(a), including, without limitation: (i) any liability or obligation relating to, resulting from or arising out of any of Seller’s properties, assets and rights not listed or referenced in Section 1.1; (ii) any liabilities or obligations of Seller or the Business arising out of any act or omission occurring, or state of facts existing, prior to the Closing; (iii) any liabilities or obligations of Seller arising out of any act or omission occurring after the Closing; and (iv) Excluded Taxes. The liabilities which are not assumed by Buyer under this Agreement are hereinafter referred to as the “Excluded Liabilities.”

1.4 Earnest Money.

(a) Buyer has deposited as earnest money (the “Earnest Money”) the amount of Five Hundred Thousand Dollars ($500,000.00) with FirstBank Escrow Services, LLC (the “Escrow Agent”), who shall hold the same pursuant to the terms of that certain Escrow Agreement, entered into August 30, 2023, by Seller, Gloo and the Escrow Agent, in trust for the benefit of the parties hereto.

(b) If this Agreement is properly terminated by Seller pursuant to Section 10.1(a)(ii)(A)(I) or Section 10.1(a)(ii)(B)(I), the Earnest Money shall be disbursed to Seller. If this Agreement is otherwise terminated pursuant to its terms, the Earnest Money shall be disbursed to Buyer. If Closing does occur, the Earnest Money shall be applied to payment of the Purchase Price at Closing as provided in Section 1.5.

1.5 Purchase Price. In consideration of the sale by Seller to Buyer of the Sale Assets, and subject to the conditions and adjustments set forth herein Buyer shall pay to Seller (a) an amount equal to (i) Thirty Million Dollars ($30,000,000) (the “Purchase Price”) and (b) assume the Assumed Liabilities. The Purchase Price shall be paid as follows:

(a) At the Closing, an amount equal to (i) Twenty Two Million Five Hundred Thousand Dollars ($22,500,000), minus (ii) any amount of the Earnest Money paid to Seller, shall be paid to Seller’s designated bank account by wire transfer of immediately available funds. Wire transfer instructions are provided in Schedule 1.5.

(b) By delivery of a secured promissory note (the “Note”) having a principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) of the Purchase Price and, the Security Agreement (the “Security Agreement”) by Buyer at Closing, the form of which are attached hereto as Exhibit 1.5(b)(i). The Note will also be secured by a personal guarantee (the “Guarantee”) the form of which is also attached hereto as part of Exhibit 1.5(b)(ii).

1.6 Purchase Price Allocation. Within one hundred twenty (120) days after the Closing, Buyer shall prepare and deliver to Seller an allocation of the sum of the Purchase Price and the Assumed Liabilities (to the extent properly taken into account as an amount realized under the Code) among the Sale Assets in accordance with Section 1060 of the Code and any similar provision of law (the “Purchase Price Allocation”). Seller shall have thirty (30) days to review the Purchase Price Allocation. If Seller does not notify Buyer in writing of any objections within such thirty (30) day period or if Seller and Buyer resolve all such objections, the parties agree that the Purchase Price Allocation, as finally determined, shall be binding on the parties for all Tax

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purposes. Buyer and Seller further agree to timely file all applicable tax returns, I.R.S. Form 8594 and any other reports required by Section 1060 of the Internal Revenue Code in accordance with such agreed upon Purchase Price Allocation. If prior to the end of such thirty (30) day period, Buyer and Seller are unable to so agree on the Purchase Price Allocation then such Purchase Price Allocation shall not be binding on the parties.

1.7 Sales and Transfer Taxes. All sales taxes, transfer taxes, use taxes, recordation fees and taxes, documentary taxes, stamp taxes, excise taxes, personal property taxes, fees and duties under applicable law incurred in connection with this Agreement and the “Transaction Documents” (as that term is defined in Section 3.2 herein) or the transactions contemplated hereby and thereby will be borne and paid one half by Seller and one half by Buyer. Each of Buyer and Seller shall pay one half of any transfer, registration or similar fees due to Seller’s URL registrar or similar company, in connection with the assignments of Domain Names incident to the transactions contemplated hereby; Buyer shall pay any domain registration renewal fees charged in connection with such assignments. Otherwise, each party hereto shall pay any and all taxes incurred by such party in connection with the transactions contemplated by this Agreement.

1.8 Adjustment of Purchase Price.

(a) Except as otherwise provided in this Agreement with respect to the Fulfillment Liability, all operating income and operating expenses of the Business shall be adjusted and allocated between Seller and Buyer, and an adjustment in the Purchase Price shall be made as provided in this Section 1.8, to the extent necessary to reflect the principle that all income and expenses attributable to the operation of the Business before the Closing Date shall be for the account of Seller, and all income and expenses attributable to the operation of the Business on or after the Closing Date shall be for the account of Buyer. Any cost or obligation related to any Permitted Lien shall also be included as part of the adjustment and allocation between Buyer and Seller.

(b) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section 1.8 shall be made in accordance with generally accepted accounting principles, consistently applied.

(c) For purposes of making the adjustments pursuant to this Section, Buyer shall prepare and deliver an initial Adjustment List to Seller within sixty (60) days following the Closing Date, or such later date as shall be mutually agreed to by Seller and Buyer. Buyer may also prepare and deliver to Seller additional Adjustment Lists as Buyer becomes aware of additional Adjustment List items. In the event Buyer does not submit an Adjustment List and Seller becomes aware of any Adjustment List items, Seller shall submit Adjustment List(s) to Buyer. The Adjustment List(s) shall set forth the Adjustment Amount. If the Adjustment Amount is a credit to the account of Buyer, Seller shall pay such amount to Buyer within fifteen (15) days of receipt of the Adjustment List(s) if both parties agree on the amount, and if the Adjustment Amount is a charge to the account of Buyer, Buyer shall pay such amount to Seller within fifteen (15) days of delivery of the Adjustment List(s) if both parties agree on the amount. In the event one party disagrees with the Adjustment Amount determined by the other party, or with any other matter arising out of this subsection, and Buyer and Seller cannot within sixty (60) days resolve the disagreement themselves, the parties will refer the disagreement to a firm of independent certified public accountants, mutually acceptable to Seller and Buyer, whose decision shall be final. The fees and expenses of such accountants shall be paid by the party who does not prevail on the disputed matters decided by the accountants.

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1.9 Withholding. Notwithstanding any provision hereof to the contrary, Buyer shall be entitled to deduct and withhold from any consideration otherwise payable under the terms of this Agreement such amounts as they are required to deduct and withhold pursuant to any provision of law, including those related to or regarding Taxes. To the extent that amounts are so withheld under any provision of this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by Buyer. If Buyer intends to deduct and withhold any amounts from payment of any consideration otherwise payable under the terms of this Agreement pursuant to this Section 1.9, Buyer will notify Seller of the amount and basis for such deduction and withholding at least five (5) business days prior to such payment.

ARTICLE II

THE CLOSING

2.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date that is two (2) Business Days following the satisfaction of the closing conditions and deliverables in Article V and Article VI of this Agreement, at the offices of Seller’s counsel or by exchange of signature pages to all Transaction Documents and documentation via email, or on such other date as is mutually agreed by Buyer and Seller (the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m., Eastern Time, on the Closing Date (the “Effective Time”). If the conditions and deliverables in Article V and Article VI of this Agreement have not been satisfied by the Outside Date (as defined in Section 10.1(b), then the parties may terminate this Agreement as provided in Section 10.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date (or, to the extent a representation or warranty is made as of a specific date, as of such date), as follows:

3.1 Organization. Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Seller has all requisite power to own, operate and lease its properties and carry on the Business as it is currently being conducted and as the same will be conducted until the Closing. Seller is duly qualified to do business and is in good standing in Delaware in each and every jurisdiction in which the nature of its business or ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, makes such qualification necessary, except for any such failures to be so qualified or license and in good standing that would not, individually or in the aggregate have a Material Adverse Effect on the

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Business. For purposes of this Agreement, a “Material Adverse Effect” or “Material Adverse Condition” shall mean a material cost, burden or other adverse effect upon the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of the Business, taken as a whole, occurring before, on or after the Closing Date, in the amount of (or which would reasonably be expected to be in the amount of) Two Hundred Fifty Thousand Dollars ($250,000.00) or more.

3.2 Authorization and Binding Effect of Agreements. The execution and delivery of, and the performance of its obligations under, this Agreement and each of the other agreements to be delivered at Closing (collectively, the “Transaction Documents”) and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary action on the part of Seller. This Agreement has been, and each of the other Transaction Documents to which Seller is a party will be, duly executed and delivered by Seller at the Closing. This Agreement constitutes, and each of the other Transaction Documents, when so executed and delivered, will constitute, legal and valid obligations of Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and or other similar laws affecting the enforcement of creditors’ rights or remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.3 Absence of Conflicts. The execution, delivery, and the performance by Seller of its obligations under, this Agreement and each of the other Transaction Documents to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby:

(a) Do not and will not (with or without the giving of notice or the passage of time or both) violate (or result in the creation of any Lien) any provision of a rule or regulation or any order, law, judgment, injunction, decree or ruling applicable to Seller in any manner. For purposes of this Agreement, a “Lien” shall be defined as any mortgage, pledge, security interest, charge, restriction, hypothecation and encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of, or agreement to give, any financing statement with respect to any assets or property under the Uniform Commercial Code as in effect in an applicable jurisdiction or comparable law of any jurisdiction; and

(b) Do not and will not (i) conflict with, or result in a material breach or termination of, or constitute a material default or give rise to a right of termination or acceleration under, (A) any provision of the organizational documents of Seller, (B) any of the terms or requirements of any License held by Seller or that otherwise is granted with respect to the Business, or (C) any provision of any Assumed Contract or any other Contract by which any of the Sale Assets may be bound, or (ii) result in the creation of any Lien upon any of the Sale Assets.

Asset Purchase Agreement

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3.4 Consent of Third Parties. Except as set forth on Schedule 3.4, the execution, delivery and performance by Seller of its obligations under, this Agreement and each of the other Transaction Documents, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any person under any Assumed Contract to which Seller is a party, or any other Contract by which any Sale Asset is bound, the failure of which to obtain, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller is not subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting the consummation of the transactions contemplated hereby; and no litigation, proceeding or other action seeking to obtain any such ruling, decree, order or injunction is pending or has been threatened in writing.

3.5 Sale Assets.

(a) Except (x) for the services provided pursuant to the TSA, (y) the Shared Services, or (z) as set forth on Schedule 3.5, the Sale Assets include all of the assets, properties and rights of every type and description, personal and mixed, tangible and intangible, that are: (i) used or held exclusively in the operation of the Business in the manner in which it is now operated; or (ii) material to the ongoing operation of the Business as it is currently operated. Seller has good, valid and marketable title to all of the Sale Assets, free and clear of any Liens except for Permitted Liens. Seller has the right to transfer the Sale Assets pursuant to the terms of this Agreement and the other Transaction Documents.

(b) Upon (i) the delivery of the instruments of transfer described in Section 5.5(a) below to Buyer at the Closing and (ii) Buyer’s payment of the Purchase Price to Seller, the Sale Assets shall have been transferred to Buyer, free and clear of any Liens of any kind whatsoever except for Permitted Liens.

3.6 Tangible Personal Property. Except as set forth on Schedule 3.6, as of Closing:

(a) the Tangible Personal Property is in good operating condition, subject to ordinary wear and tear, and is maintained in accordance with normal industry practice;

(b) there is no material defect in the condition or operation of any item of the Tangible Personal Property which is reasonably likely to have a Material Adverse Effect;

(c) is suitable for the purposes for which it is presently used and reasonably sufficient for the operation of the Business as currently conducted; and

(d) no Personal Item is material to the conduct of the Business.

3.7 Contracts. Schedule 1.1(c) lists all of the Contracts currently in effect between Seller and advertisers, customers, sponsors, vendors, and suppliers of the Business, other than Contracts which relate to operations of Seller unrelated to the Business. Said Schedule 1.1(c) shall be updated by Seller two Business Days prior to Closing (as so updated by Seller pursuant to this Section 3.7 and then further updated by Buyer in accordance with Section 1.1, the “Updated Contracts Schedule”), and if the content thereof changes between any such update and Closing Date, shall be updated within five (5) days after Closing by Seller. Except as set forth on Schedule 3.7, as applicable: (i) all Assumed Contracts are legal, binding, valid and enforceable in

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accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’/debtors’ rights generally, and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in any proceeding at law or in equity; (ii) neither Seller nor, to the knowledge of Seller, any other party thereto, is in material breach of, or in material default under, any Assumed Contract material to the operation of the Business; (iii) to the knowledge of Seller, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any Assumed Contract material to the operation of the Business; and (iv) Seller holds the right to enforce and receive the benefits under all of the Assumed Contracts, free and clear of all Liens. For purposes of this Agreement, “Contract” means any written, oral, implied, or other agreement, contract, instrument, note, guaranty, option, indemnity, representation, warranty, assignment, power of attorney, certificate, sale or purchase order, work order, lease, license, commitment, covenant, assurance, indemnity, or undertaking, understanding, or arrangement of any kind or nature to which any person or entity is a party, by which it or its assets are bound or subject or under which it has or may have any current or future liability or obligation.

3.8 Litigation. Except as otherwise provided in Schedule 3.8, there are no claims, investigations, or administrative proceedings, arbitrations, or other proceedings pending or, to Seller’s knowledge, threatened against Seller relating to the Business. To Seller’s knowledge, there is no basis for any such claim, investigation, action, suit or proceeding. To the knowledge of Seller, there are no existing or pending orders, judgments or decrees of any court or governmental agency to which the Seller is a party. There is no action by Seller pending or threatened against others with respect to the Business.

3.9 Labor Matters.

(a) Schedule 3.9(a) sets forth a true and complete list of each employee of the Business (including any employee who is on a leave of absence or on layoff status), containing the following information with respect to each such employee: (i) name, title, and employment classification; (ii) location of employment; (iii) length of employment; and (iv) whether the employee is receiving workers compensation or disability payments or who is on leave or layoff status, and the anticipated date of return.

(b) Seller is not a party to any collective bargaining agreement, and there is no collective bargaining agreement that determines the terms and conditions of employment of any employees of Seller.

(c) Except as set forth on Schedule 3.9(c): (i) there are no labor strikes, disputes, slowdowns or stoppages pending or, to the knowledge of Seller, threatened against the Business; (ii) there are neither any pending nor, to the knowledge of Seller, any threatened suits, actions, administrative proceedings, union organizing activities, arbitrations, grievances or other proceedings relating to any employee of the Business (in their capacity as such); (iii) there are no existing labor or employment or other controversies or grievances to which the Seller is a party involving employees of the Business; (iv) with respect to the Business: (A) Seller is in compliance in all material respects with all laws, rules and regulations relating to the employment of labor and

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all employment contractual obligations, including without limitation those relating to wages, hours, collective bargaining, affirmative action, discrimination, sexual harassment, wrongful discharge and the withholding and payment of taxes and contributions; (B) Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees; and (C) Seller is not liable to any present or former employees or any governmental authority for damages, arrears of wages or any tax or penalty for failure to comply with the foregoing.

3.10 Compliance with Law. The conduct and operation of the Business complied in the past, and now complies in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state, local or other governmental authorities, and all applicable orders, writs, injunctions or decrees of any court, commission, board, agency or other instrumentality. Seller has not been charged with or, to the knowledge of Seller, threatened with any charge concerning or under investigation with respect to any violation of any provision of law applicable to, or materially affecting, the Business.

3.11 Tax Matters. Except as expressly required by Section 1.7, Buyer shall not have any liability for payment or otherwise with respect to any taxes arising out of, attributable to or affecting the Sale Assets or the conduct of the Business through the Closing because of the transactions contemplated under this Agreement and as a result of any action, inaction, error or omission by Seller before, on or after the Closing Date. Seller has filed, or caused to be filed, on a timely basis all Tax Returns required to be filed, and such Tax Returns are true, correct and complete. There are no Liens for Taxes upon any Sale Assets and no such Liens are anticipated, other than Liens for Taxes not yet due and payable. Seller has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party, including amounts required to be withheld under Sections 1441 and 1442 of the Code, or similar provisions of state, local or foreign Law, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Seller has properly collected and timely remitted to the appropriate Tax authority all sales, valued added and similar Taxes required by Law to be collected and remitted. Seller has properly and timely collected and properly maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of such Taxes. No claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction that would be covered by such Tax Returns. Buyer will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any of the Sale Assets constituting a prepaid amount, deferred revenue, or advance payment received on or prior to the Closing Date. Except as set forth in Section 1.7 and on Schedule 3.11, there does not exist and would not reasonably be expected to exist any liability for Taxes that may be asserted by any taxing authority against the Sale Assets or the conduct of the Business through the Closing for which Buyer will have any liability for payment or otherwise because of the transactions contemplated under this Agreement and as a result of any action, inaction, error or omission by Seller before, on or after the Closing Date. As used in this Agreement:

Asset Purchase Agreement

Salem Church Products

“Taxes” means all taxes, charges, fees, levies, voluntary disclosure agreements, or other like assessments, including all federal, possession, province, state, city, county, local, municipal and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) corporate, income, profits, license, withholding, payroll, employment (including Social Security, unemployment insurance, employer health and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, environmental, alternative minimum, occupation, property, net worth, capital gains, severance, premium, windfall profits, customs, duties, ad valorem, recapture, value added, excise, PBGC premiums, unclaimed property, escheat, and any other governmental charges of the same or similar nature to any of the foregoing; including any interest, penalty, or addition to any of the foregoing, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, whether pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee, successor, by Contract or pursuant to any Law.

“Tax Returns” means all returns, declarations, reports, estimates, claims for refund, information returns and statements, elections, notices, statements of foreign bank and financial accounts, and other returns relating to or filed in connection with any Taxes, including any schedule or attachment thereto, and including any related or supporting information with respect to any of the foregoing, and any amendment thereof, whether tangible or electronic format.

3.12 Environmental Matters. Seller has not, and to the knowledge of Seller, no other person has, caused materials to be present, generated, released, stored or disposed of on, under or at Seller’s current places of business or at any of Seller’s former places of business during or prior to the time of Seller’s occupancy thereof, which materials, if known to be present, would result in liability or require remedial or responsive action under Environmental Laws that could be reasonably expected to affect the Sale Assets, including without limitation the Leased Property. For purposes of this Agreement, “Environmental Laws” shall be defined as the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and the Toxic Substances Control Act, each as amended, and any other applicable federal, state and local laws concerning the environment, including the treating, producing, handling, storing, releasing, spilling, leaking, pumping, pouring, emitting or dumping of hazardous materials.

3.13 Absence of Insolvency. No insolvency proceeding of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary: (i) is pending against Seller or any of the Sale Assets; (ii) to the knowledge of Seller, is affecting or would reasonably be expected to affect Seller or any of the Sale Assets; or (iii) to the knowledge of Seller, is threatened with respect to the Business or any of the Sale Assets. Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would reasonably be expected to constitute the basis for the institution of, any such insolvency proceedings.

Asset Purchase Agreement

Salem Church Products

3.14 Intellectual Property.

(a) Except for any Excluded Asset, all Intellectual Property (as that term is defined below) (i) used, held for use, or useful in the operation of the Business; or (ii) related or material to the Business (“Business Intellectual Property”), together with its applicable registration or application information, is set forth on Schedule 3.14(a) attached hereto. All right, title, and interest in and to all Business Intellectual Property will be transferred to Buyer, free and clear of all Liens except for Permitted Liens, at Closing. For purposes hereof, the term “Intellectual Property” shall include all intellectual property and proprietary rights of any type in any jurisdiction throughout the world, and all associated rights therein and related thereto, including, without limitation: (A) all patents, patent applications, and patent rights (including all continuations, continuations-in-part, divisions, provisional and non-provisional applications, reexaminations, reissues and extensions) and all inventions and discoveries and invention disclosures (whether or not patented or patentable) (collectively, the “Patents”); (B) all Domain Names and all trademarks, service marks, trade names, brand names, trade dress, logos, packaging design, slogans, titles, themes and other indicia of origin, whether or not registered, including all common law rights thereto, all registrations and applications for registration thereof, together with the goodwill of the business represented thereby (collectively, the “Marks”); (C) all copyrights and other works of authorship and creative works, in both published and unpublished works, and all registrations and applications for registration thereof (collectively, the “Copyrights”); (D) all know-how, trade secrets, confidential or proprietary information, customer lists, user and visitor names, e-mail addresses and other personal user and visitor information (collectively, the “Trade Secrets”); (E) all data and information, including Personal Information, Processed in the conduct of the Business or by or on behalf of the Seller (“Company Data”) and all rights in data, databases, data sets, and compilation of data; (F) rights of publicity and privacy; (G) all computer software of any kind, in any form (including source code, object code or other form), format or programming language (“Software”); (H) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (collectively, the “Rights”); (I) all right and power to protect, assert, defend, and recover title to any of the foregoing; and (J) all rights to assert, defend, and recover for any past, present, and future infringement, misuse, misappropriation, impairment, unauthorized use, or other violation of any of the foregoing.

(b) All Contracts relating to any Business Intellectual Property and/or relating to the Products to which Seller is a party or is bound (“Business IP Contracts”) are listed as such on Schedule 1.1(c), including, without limitation, all nondisclosure and/or confidentiality agreements entered into by persons in connection with disclosures by or to Seller relating to any Business Intellectual Property, and all rights of Seller in end user license agreements entered into by Seller. All Business IP Contracts are valid, enforceable, and in full force and effect. Neither Seller nor, to the knowledge of Seller, any other party, is in breach of any Business IP Contract.

(c) Except for all rights in Intellectual Property related to the Business that are owned by a third party and licensed to Seller under a Business IP Contract listed as such on Schedule 1.1(c) (“Licensed Business IP”), Seller has sole and exclusive ownership of all right, title, and interest in and to, and has good, valid and marketable title to, all other Business Intellectual Property (“Owned Business IP”), free and clear of any Liens, and has the sole and exclusive right to use and otherwise exploit such Intellectual Property without payment to any third party. Each item of Owned Business IP is valid, subsisting, and enforceable. There is no pending order, action, proceeding, or any allegation thereof, asserting the invalidity or unenforceability of any item of Owned Business IP or, to the knowledge of Seller, any other Business Intellectual Property. In no instance have any rights in any Owned Business IP been abandoned, cancelled, invalidated, allowed to expire, or permitted to enter the public domain.

Asset Purchase Agreement

Salem Church Products

(d) Seller’s rights in all Business Intellectual Property are freely transferable, subject to filing any applicable closing documents referred to in Section 5.5(a)(3). Seller has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Owned Business IP. Except for the Licensed Business IP, Seller is not obligated to pay and does not pay royalties or other fees to anyone for its ownership, use, license or transfer of any of any Business Intellectual Property. No Owned Business IP or, to the knowledge of Sellers, any Licensed Business IP, is or has been subject to any order, action, proceeding, or any allegation thereof that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing, or other exploitation of, or that otherwise relates to or affects, such Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any such rights in any Owned Business IP. Following Closing, Buyer shall have all such rights in and to all such Owned Business IP. There exists no condition, restriction, or reservation affecting the title to, rights in, or utility of the Owned Business IP or Licensed Business IP that could prevent Buyer from enforcing or exploiting any rights with respect to any such Intellectual Property after the Closing to the same full extent that Seller might do so if the sale and transfer contemplated hereby did not take place.

(e) To the knowledge of Seller, none of the Owned Business IP is copied from, based upon, or derived from any other source in violation of the rights of any third party. Any substantial similarity of the Owned Business IP to any Intellectual Property owned by any third party did not result from the Owned Business IP being copied from, based upon, or derived from such similar Intellectual Property of such third party in violation of the rights of such third party or from any other violation of the rights of a third party.

(f) Neither Seller (including, without limitation, directly, as a contributory infringer, through inducement or otherwise), nor any of the Products or the use, operation, or exploitation thereof, nor the Business or the operation thereof, has infringed, misappropriated or otherwise violated or does infringe, misappropriate, or otherwise violate, any Intellectual Property of any third party. There has been no claim made, or to the Seller’s knowledge, threatened, against Seller (and Seller has not been a party to any order, action, proceeding, or any allegation thereof including such a claim), and Seller has not received or provided notice of any such claim, nor is there any basis for any such claim, asserting any infringement, misappropriation or other violation of Intellectual Property. To Seller’s knowledge, there is not and has not been any unauthorized use or disclosure, infringement, misappropriation or other violation of any Owned Business IP. There has been no claim made or threatened by Seller (and Seller has not been a party to any order, action, proceeding, or any allegation thereof including such a claim) asserting any unauthorized use, disclosure, infringement, misappropriation, or violation of any Owned Business IP, nor is there any basis for any such order, action, or proceeding.

Asset Purchase Agreement

Salem Church Products

(g) Seller has taken all actions required under applicable Law or Contract to protect (i) the rights of Seller in and to all Business Intellectual Property; and (ii) the secrecy, confidentiality and value of all Trade Secrets, if any, related to the Business and other confidential or proprietary information and the Trade Secrets and other confidential or proprietary information of third party related to the Business (“Seller Confidential Information”). To the knowledge of Seller, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by Seller to any person or entity other than employees or contractors of Seller who had a need to know and use the Trade Secrets in the course of their employment or contract performance.

(h) All current and former employees of Seller have each executed binding written agreements with Seller: (i) preventing them from disclosing any Seller Confidential Information or making unauthorized use of any Seller Confidential Information and otherwise protecting the confidentiality and secrecy of all Seller Confidential Information; and (ii) irrevocably assigning, without additional consideration, to Seller complete and exclusive ownership of all right, title, and interest in and to all Intellectual Property authored, invented, created, or developed by each employee of Seller during the course of their employment for Seller. To the knowledge of Seller, no current or former employee of Seller is in breach of any such agreement. No current or former employee, officer, consultant or contractor of Seller has any claim, right or interest in or to any Business Intellectual Property.

(i) The Company has complied at all times with each license or agreement applicable to any Software distributed or made available as, or containing or derived from any Software distributed or made available as, “freeware”, “shareware”, or “open source” software or under any license or distribution model described by the Open Source Initiative as set forth on www.opensource.org (or any successor thereto) (“Public Software”).

(j) The Software owned or purported to be owned by Seller and used or held solely for use in the operation of the Business (“Business Software”) owned or purported to be owned by Seller (“Owned Business Software”) includes, and Seller has possession and control of complete copies of, all current and past versions of and revisions made to such Software. Seller owns or has the right to exploit, and, except for any Excluded Asset, after Closing, Buyer will continue to own or have the right to exploit, each item of the Business Software in the same manner and to the same extent as it was used immediately prior to the Closing. Neither Seller nor anyone acting on behalf of Seller has provided, disclosed or delivered, or permitted the disclosure or delivery to any third party of any source code for any Owned Business Software. No event has occurred, and no breach or similar condition exists, that (with or without notice or lapse of time, or both) could require the disclosure or delivery to any third party of any source code for any Owned Business Software. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could be expected to result in the release of any source code for any Owned Business Software from or into escrow.

(k) All computers, devices, equipment, networks, systems, Software, and other information technology owned by Seller, included in the Sale Assets, and used in, enabling, or relating to the Business or the Processing of data or information related to the Business (“Business Systems”) operate in all material respects in accordance with their documentation and specifications (including any documentation or specifications provided to customers and potential customers of Seller. Seller has used commercially reasonable efforts to protect the integrity and

Asset Purchase Agreement

Salem Church Products

security of the Business Systems and all Business Data (as defined herein) Processed by such Business Systems from unauthorized use, access, or modification by third parties. All Business Systems have been maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with reasonable industry standards. There are no material problems or defects in any Business Systems that prevent or would prevent such Business Systems from operating substantially as described in its applicable documentation or specifications. The Business Systems have not experienced any material malfunction or failure. The Business Systems include commercially reasonable data storage, system redundancy, and disaster avoidance and recovery systems. To Seller’s knowledge, the Business Systems are free from any software designed to disable any other systems or any other computer or system automatically, with the passage of time, under the positive control of any person, or otherwise, including any back door, time bomb, drop dead device or similar software, or any software enabling unauthorized access to or operation of any such system or any computer or system, including any virus, trojan horse, worm, or other similar software. For purposes hereof, “Process” means collect, process, use, analyze, disclose, distribute, make available, transfer, transmit, store, retain, host, manage, control, secure, dispose of, or otherwise handle. “Processing” and “Processed” shall have analogous meanings.

3.15 Data Protection.

(a) True, correct, and complete copies of the privacy and data security policies of Seller applicable to the Business in effect as of or prior to the date hereof have been delivered or made available to the Buyer. Seller maintains comprehensive privacy and data security policies as required by and in compliance with applicable Data Protection Requirements (as defined herein). Seller has at all times been in compliance in all material respects with all privacy and data security policies relating to the Business in effect from time to time. Without limiting the generality of the foregoing, the Seller as at all times been in material compliance with all Data Protection Requirements. For purposes hereof, “Business Data” means all data or information included in the Sale Assets, including personal data as defined by applicable law, Processed by the Seller in or relating to the Business, including any data or information collected, generated, or received or obtained in connection with any Products. Neither the execution, delivery, or performance of this Agreement will cause, constitute, or result in a breach or violation of any Data Protection Requirement. For purposes hereof, “Data Protection Requirements” means all of the following, applicable to or binding upon the Seller, or that could subject the Seller to liability, in each case in connection with the Business, concerning the privacy, security, confidentiality, or nondisclosure of Business Data or the Processing thereof: (a) any applicable laws of the United States or individual states; (b) privacy or security policies of Seller, or (c) Contracts.

(b) Seller is not prohibited by Data Protection Requirements from providing Buyer with, or transferring to Buyer, all or any portion of the Business Data Processed in the conduct of the Business.

(c) To the extent required by Data Protection Requirements, the Seller has valid and subsisting consents, permissions, authorizations, and other rights necessary to Process or to have Processed all Business Data howsoever Processed by or for Seller in the manner that it is Processed by or for Seller. Seller has all rights and permissions to Business Data under all Data Protection Requirements as necessary for the conduct of the Business. Seller has granted Third Parties rights to, as the case may be, all Business Data as necessary for the conduct of the Business.

Asset Purchase Agreement

Salem Church Products

(d) Without limiting the foregoing, Seller has (i) implemented and maintained security programs and policies to protect and safeguard Business Data, including ongoing review and updating of all such plans and policies, that comply with all applicable security requirements under Data Protection Requirements. To the knowledge of the Seller, no Third Party Processor has violated Data Protection Requirements with respect to its Processing of personal data included in the Sale Assets on behalf of the Seller. “Third Party Processor” means a third party provider, service provider, or other third party that Processes any Business Data for or on behalf of the Seller.

(e) Seller has implemented reasonable and appropriate administrative, physical and technical safeguards to protect the privacy, security, confidentiality, availability, and integrity of all Business Data and Business Systems, in material compliance with all applicable Data Protection Requirements. Except as set forth on Schedule 3.15(e) (any such description setting forth a description of the applicable Security Incident, the actions taken by Seller to address such incident and all applicable steps taken to remediate such incident), during the past five years there has been no Security Incident involving (i) any Business Systems operated or controlled by the Seller or (ii) any Business Data under the custody or control of Seller. To Seller’s knowledge during the past five years there has been no Security Incident involving any Business System operated or controlled by any Third Party Processor or any Business Data under the custody or control of any Third Party Processor. “Security Incident” means a (x) breach of personal data under applicable state law, (y) material unauthorized access, use, destruction, loss, denial, or loss of use, alteration, acquisition, encryption, or disclosure of personal data, or (z) material interference with a Business System.

3.16 Transactions with Interested Persons. Except as set forth on Schedule 3.16 hereto, neither Seller nor any member, manager, director, officer or supervisory employee of Seller, or to the knowledge of Seller, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, (a) any competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business or (b) any of the Sale Assets.

3.17 Licenses, Permits. Schedule 3.17(a) lists all the licenses, permits, registrations, applications and authorizations (and any renewals, extensions, amendments or modifications thereof) (collectively, the “Licenses”) required from federal, state or local authorities in order for Seller to conduct the Business consistent with past practice. Schedule 3.17(b) lists all Licenses that are not transferable in connection with the consummation of the consummation of the transactions contemplated by this Agreement (the “Excluded Licenses”). Seller has obtained all such Licenses, to Seller’s knowledge, which are valid and in full force and effect as of the Closing Date, and, to Seller’s knowledge, is operating in compliance therewith. Such Licenses include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning.

Asset Purchase Agreement

Salem Church Products

3.18 Customers and Suppliers.

(a) Schedule 3.18(a) sets forth a correct and complete list of the Business’s top ten (10) suppliers for the most recent completed fiscal year of Seller and for the eight (8) month period ending August 31, 2023, as calculated by gross dollar amount of purchases.

(b) Schedule 3.18(b) sets forth a correct and complete list of the Business’s top ten (10) customers for the most recent completed fiscal year of Seller and for the eight (8) month period ending August 31, 2023, as calculated by gross dollar amount of revenues.

(c) Except as set forth on Schedule 3.18(c) there are no pending or, to the knowledge of Seller, threatened claims from, or controversies (i) with any customer or supplier that are material to the Sale Assets or the Business or (ii) that could reasonably be expected to have a Material Adverse Effect on Buyer’s or any of its Affiliates’ operation of the Business.

3.19 Broker’s or Finder’s Fees. No agent, broker, investment banker or other person or entity acting on behalf of or under the authority of Seller or any Affiliate of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

3.20 Products; Product Warranties. Set forth on Schedule 3.20 attached hereto is a list of all products, services, and other offerings sold, licensed, offered, provided, made available, or marketed by, on behalf of, or through Seller or any of its Affiliates in connection with the Business (collectively, the “Products”). Except as set forth on Schedule 3.20, (a) there are no warranties express or implied, written or oral, with respect to the Products of the Business and (b) there are no pending or, to the knowledge of Seller, threatened claims with respect to any such warranty, and Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

3.21 Compliance with Patriot Act. Seller is not nor will it become: (a) a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); or (b) a person or entity that knowingly engages in any dealings or transactions, or be otherwise knowingly associated, with any such person. Seller is not in violation of the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

3.22 Disclosures. No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Seller to Buyer contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact required to make the statements contained herein and therein not misleading. There is no fact (other than matters of a general economic nature which do not affect the Business uniquely) known to Seller that has not been disclosed by Seller to Buyer that might reasonably be expected to be a Material Adverse Condition.

Asset Purchase Agreement

Salem Church Products

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date (or, to the extent a representation or warranty is made as of a specific date, as of such date) as follows:

4.1 Organization and Good Standing. Buyer is a limited liability corporation that was duly formed, is validly existing and in good standing under the laws of the State of Delaware. Buyer has full limited liability company power and authority to own, lease or otherwise hold and operate its assets and properties and to carry on its business as presently conducted. Buyer is, or at Closing will be, qualified to do business in each other jurisdiction in which it is required to so qualify due to the character of the property owned or leased by it or the nature of the business transacted by it.

4.2 Authorization and Binding Effect of Agreements. As to Buyer: (i) the execution and delivery, and the performance of its obligations under, this Agreement and each of the other Transaction Documents to which it is a party and the consummation by it of the transactions applicable to it have been duly authorized and approved by all necessary action on its part; (ii) it has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions applicable to it; (iii) this Agreement and each of the other Transaction Documents to which it is a party have been, or at the Closing will be, duly executed and delivered by it; and (iv) this Agreement constitutes (and each of the other Transaction Documents to which it is a party, when so executed and delivered by it, will constitute) legal and valid obligations of it enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights or remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is sought in a proceeding in equity or at law).

4.3 Absence of Conflicts. The execution, delivery and the performance of the obligations of Buyer under this Agreement, and each of the other Transaction Documents, to which Buyer may be a party and the consummation by Buyer of the transactions contemplated hereby and thereby:

(a) Do not and will not (with or without the giving of notice or the passage of time or both) violate (or result in the creation of any Lien except for a Permitted Lien on any of the assets or properties of it, any provision of law, rule or regulation or any order, law, judgment, injunction, decree or ruling applicable to it in any manner which could have a Material Adverse Effect on its assets, business, operation or financial condition or results of operations; and

(b) Do not and will not (with or without the giving of notice or the passage of time or both)conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, (i) any provisions of the organizational documents of Buyer or (ii) any lease, agreement, commitment or other instrument to which it is a party or by which it or any material portion of its assets or properties may be bound.

Asset Purchase Agreement

Salem Church Products

4.4 Consent of Third Parties. The execution, delivery, and the performance of Buyer’s obligations under, this Agreement and each of the other Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, or notice to, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature to which it is a party or by which it or any material portion of its assets or properties is bound. Buyer is not subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting the consummation of the transactions contemplated hereby; and no litigation, proceeding or other action seeking to obtain any such ruling, decree, order or injunction is pending or has been threatened in writing.

4.5 Broker’s or Finder’s Fees. No agent, broker, investment banker or other person or entity acting on behalf of or under the authority of Buyer or any Affiliate of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

4.6 Compliance with Patriot Act. Buyer is not nor will it become: (a) a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); or (b) a person or entity that knowingly engages in any dealings or transactions, or be otherwise knowingly associated, with any such person. Buyer is not in violation of the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

4.7 Disclosures. No representation or warranty by Buyer contained in this Agreement or any other Transaction Document furnished by or on behalf of Buyer to Seller contains or will contain any untrue statement or omits or will omit to state any material fact required to make the statements contained herein and therein not misleading.

ARTICLE V

CONDITIONS PRECEDENT TO THE

OBLIGATION OF BUYER TO CLOSE

Buyer’s obligation to close the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

5.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or any other document shall be complete and correct in all material respects on the Closing Date.

Asset Purchase Agreement

Salem Church Products

5.2 Performance of Agreement. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Transaction Documents to be performed, or complied with, by it on the Closing Date.

5.3 Adverse Proceedings. Buyer shall not be subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting the consummation of the transactions contemplated hereby; and no litigation, proceeding or other action seeking to obtain any such ruling, decree, order or injunction shall be pending or shall have been threatened in writing.

5.4 Conveyance Free and Clear of Liens. At or prior to the Closing, Seller shall obtain executed releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, of any security interests granted in the Sale Assets and properties as security for payment of loans and other obligations or judgments and of any other Liens on the Sale Assets. At the Closing Seller shall transfer and convey to Buyer all of the Sale Assets free and clear of all Liens, except Permitted Liens. For purposes hereof, “Permitted Lien” means (i) liens for taxes not due and payable or, that are being contested in good faith by appropriate proceedings; (ii) mechanics, materialmen’s, carriers’, warehousemen’s, landlords’ or other similar liens in the ordinary course of business for sums not yet due or which are being contested in good faith by appropriate proceedings; and (iii) liens or mortgages that will be released at Closing. To Seller’s knowledge, all Permitted Liens other than those that will be released at or before Closing are set forth on Schedule 5.4.

5.5 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, the following:

(a) such bills of sale, assignments, powers of attorney, certificates and other good and sufficient instruments of transfer duly executed by Seller as shall be effective to vest in Buyer all of Seller’s right, title and interest in, to and under the Sale Assets, including, without limitation, the following:

(1) A bill of sale conveying the Tangible Personal Property, and all other personal property not otherwise included in any other conveyance document;

(2) An instrument or instruments assigning to Buyer all right, title and interest of Seller in and to the Assumed Contracts;

(3) Instruments transferring and assigning to Buyer all right, title and interest in and to the Business Intellectual Property except for the Excluded Intellectual Property and the Post-Closing Transfer Items (as defined in Section 8.7); and

(4) An assignment and assumption agreement assigning the Assumed Liabilities.

Asset Purchase Agreement

Salem Church Products

(b) A Transition Services Agreement in substantially the form attached hereto as Exhibit 5.5(b) (the “TSA”), signed by Salem Communications Holding Corporation, an Affiliate of Seller;

(c) The Records;

(d) Subject to Section 5.4, releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, duly executed and delivered, of any security interests granted in the Sale Assets as security for payment of loans and other obligations and of any other Liens;

(e) A certificate executed by the Secretary of Seller’s Managing Member certifying consent of the board of directors of Seller’s Managing Member to the consummation of the transactions contemplated by this Agreement and authorizing the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, (including a certificate of incumbency) the performance by Seller of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby;

(f) (i) A certificate as of a recent date of the corporate existence of Seller under the laws of its jurisdiction of organization, from the Secretary of State (or comparable governmental authority) of such jurisdiction , (ii) a certificate as of a recent date of the qualification of Seller to conduct business as a foreign entity in each jurisdiction where it is so qualified as of the Closing Date, from the Secretary of State (or comparable governmental authority) of such jurisdiction, and (iii) a tax clearance certificate, a tax good standing certificate, a certificate of no tax due, or similar certificate or letter as to Seller, from the Department of Revenue (or comparable governmental authority) in each applicable jurisdiction under (i) and (ii) above;

(g) A certificate, signed by an officer of the Seller, certifying that the conditions specified in Section 5.1 and Section 5.2 are satisfied as of the Closing Date;

(h) Estoppel certificates or other verifications from advertisers, customers, and third-party vendors, each in a form acceptable to Buyer;

(i) All required approvals and third-party consents, including those of customers, advertisers/sponsors, lenders and regulatory authorities;

(j) Master media files posted on the Websites that are in the Seller’s possession, and any other files necessary to transfer the content on and functionality of the Websites, including content management systems and software codes and enhancements (including a copy of the Shared Code);

(k) Authorization codes, passwords, and any other information necessary to transfer ownership and control of the Domain Names, Websites, and Social Media Accounts;

(l) The Purchase Orders and Marketing Materials;

Asset Purchase Agreement

Salem Church Products

(m) A sublease for the Leased Property, signed by Seller, or new lease for the Leased Property, signed by Seller’s landlord;

(n) The Series A Preferred Membership Unit Purchase Agreement between Buyer and Salem Media Group, Inc., an Affiliate of Seller , in the form attached hereto as Exhibit 5.5(n) (the “Unit Purchase Agreement”), signed by Salem Media Group, Inc;

(o) The Put Agreement, in the form agreed by the parties thereto (the “Put Agreement”), signed by Salem Media Group, Inc;

(p) Such additional documents, information and materials as Buyer shall have reasonably requested;

(q) If requested by Buyer (or any then-current or prospective third party lender to Buyer or any of its Affiliates) (each, a “Requesting Party”), a subordination and/or intercreditor agreement in form and substance acceptable to the Requesting Party (and in any event no less favorable to the third party lender than as contemplated by Exhibit 5.5(q)) with respect to the obligations of Buyer under the Note and the security interest granted under the Security Agreement; and

(r) A properly executed and completed IRS Form W-9 from Seller.

5.6 Buyer’s Satisfaction. All legal matters, documentation or other proceedings incident to the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer; all consents shall have been obtained, and all related filings, if any, shall have been made, and all Licenses shall be in full force and effect and Buyer shall have received such copies thereof as it shall have requested; all applicable waiting periods shall have expired without any adverse action being taken by any governmental authority having jurisdiction.

5.7 Due Diligence Reviews. Buyer shall, in its sole discretion, be satisfied with its business, accounting, financial, sales, legal and other due diligence reviews of Seller and the Business.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

Seller’s obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Seller in writing:

6.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or any other Transaction Document shall be complete and correct in all material respects on the Closing Date.

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Salem Church Products

6.2 Performance of Agreement. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the Transaction Documents to be performed, or complied with, by it on the Closing Date.

6.3 Adverse Proceedings. Seller shall not be subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting the consummation of the transactions contemplated hereby; and no litigation, proceeding or other action seeking to obtain any such ruling, decree, order or injunction shall be pending or shall have been threatened in writing.

6.4 Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller, in form and substance satisfactory to Seller’s counsel, the following:

(a) The Purchase Price pursuant to the requirements of Section 1.5;

(b) Duly executed assignment and assumption agreements assuming the Assumed Liabilities (to the extent any such Assumed Liabilities are not in default);

(c) Resolutions of Buyer authorizing the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby;

(d) The Note and Security Agreement, signed by Buyer, in the form attached hereto as Exhibit 1.5(b)(i), the Guarantee signed by the guarantor, in the form attached hereto as Exhibit 1.5(b)(ii), and all documents commercially reasonably necessary for Seller to perfect its security interest in the collateral for the Note;

(e) The TSA, signed by Buyer;

(f) A sublease for the Leased Property or new lease for the Leased Property, signed by Buyer;

(g) a certificate that the conditions specified in Section 6.1 and Section 6.2 are satisfied as of the Closing Date;

(h) the Unit Purchase Agreement, signed by Buyer;

(i) the Put Agreement, signed by the parties thereto; and

(j) Such additional information and materials as Seller shall have reasonably requested.

Asset Purchase Agreement

Salem Church Products

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition to the parties’ obligations hereunder in its power to satisfy and to consummate and make effective the transactions contemplated by this Agreement; provided, however, that no party shall be required to make any payments to any third party in order to obtain the consent of any third party (except as otherwise expressly contemplated by the underlying Contract).

7.2 No Solicitation. From the date of this Agreement until Closing or the earlier termination of this Agreement in accordance with the terms of the same, Seller will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). Until the Closing or the earlier termination of this Agreement in accordance with the terms of the same, Seller shall not, directly or indirectly, through any officer, director, employee, representative or agent, or otherwise:

(a) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of the Sale Assets (or any of them), sale of substantially all the assets or a sale of at least a majority of capital stock (including, without limitation, by way of a tender offer) involving Seller, other than the transactions contemplated by this Agreement and other than the sale of assets in the ordinary course of business, (any of the foregoing inquiries or proposals are being referred to in this Agreement as an “Acquisition Proposal”);

(b) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any information or data to any person or entity relating to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any Acquisition Proposal; or

(c) agree to, approve or recommend any Acquisition Proposal.

7.3 Access; Information; Confidentiality; Publicity.

(a) Prior to the Closing or the earlier termination of this Agreement in accordance with the terms of the same, Seller shall give Buyer and its representatives full and reasonable access during normal business hours to all of Seller’s properties, books, contracts, reports and records including financial information, in each case relating to the Business, so that Buyer has the full opportunity to make such investigation as it desires of the Sale Assets, the Assumed Liabilities, and the Business, and Seller shall furnish Buyer with such information Buyer may reasonably request in connection therewith. The parties will exercise commercially reasonably efforts to ensure that the rights of Buyer under this Section 7.3 are exercised in such a manner as not to interfere unreasonably with the ongoing operation of the Business.

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(b) Between the date of this Agreement and the Closing or the earlier termination of this Agreement in accordance with the terms of the same, the Seller shall: (i) keep Buyer reasonably informed of all material operational matters and business developments with respect to the Business; and (ii) furnish Buyer with any information customarily prepared by Seller concerning the financial condition of the Business that the Buyer may request.

(c) Subject to the requirements of applicable law, each party shall keep confidential all information obtained by it with respect to the other party hereto in connection with this Agreement and the negotiations preceding this Agreement (“Confidential Information”); provided that, each party hereto may furnish such Confidential Information to its employees, agents and representatives who need to know such Confidential Information (including its financial and legal advisers, its banks and other lenders) (collectively, “Representatives”). Each party hereto shall, and shall cause each of such party’s Representatives to, use the Confidential Information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party shall, at the written request of the other party, return to such other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding anything contained in this Section 7.3, no party shall be required to keep confidential or return any Confidential Information which: (i) is known or available through other lawful sources, not bound by any confidentiality agreement with the disclosing party; (ii) is or becomes publicly known through no fault of the receiving party or its agents; (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (iv) is developed by the receiving party independently of the disclosure by the disclosing party. The obligations of the parties under this Section 7.3(c) shall survive the Closing or earlier termination of this Agreement.

(d) No news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto without the prior written approval of the other party (such consent not to be unreasonably withheld or delayed). Notwithstanding the provisions of the preceding sentence, either party hereto or its Affiliates (a “Releasing Party”) may, in accordance with its legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933, the Securities and Exchange Act of 1934, the New York Stock Exchange and other similar regulatory bodies, make: (i) such press releases and other public statements and announcements (“Releases”) as the Releasing Party deems necessary or appropriate in connection with this Agreement and the transactions contemplated hereby; and (ii) any and all statements the Releasing Party deems in its sole judgment to be appropriate in any and all filings, prospectuses and other similar documents. The Releasing Party shall use reasonable efforts to provide the other parties hereto with a copy of any Releases before any publication of same, provided that, if the content of the Release is, in the sole judgment of the Releasing Party reasonably exercised, substantially similar to the content of a Release previously provided to the other parties, the Releasing Party shall have no obligation to provide the other party with a copy of such Release. The other party may make comments to the Releasing Party with respect to any such Releases provided to them; provided, however, that the Releasing Party is not required to incorporate any such comments into the Releases.

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7.4 Cooperation. Each party shall cooperate fully with each other and its respective counsel and accountants in connection with any actions required to be taken as part of its obligations under this Agreement. In furtherance of the foregoing, to the extent reasonably requested by the other party, and at such party’s expense, Buyer and Seller agree to furnish or cause to be furnished to each other as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Buyer and Seller shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such documents as are necessary to carry out the intent of this Section 7.4.

7.5 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Sale Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. If there is any loss, damage, impairment, confiscation, or condemnation of or to any material part of such assets, Seller shall repair, replace or restore such assets (the “Damaged Assets”) to their prior condition as represented in this Agreement as soon thereafter as possible; provided, however, that Seller shall have no obligation to repair or replace any immaterial or obsolete asset no longer necessary or useful for the continued operation of a Business consistent with past practice. If Seller is unable to repair or replace the Damaged Assets by the Closing Date, then Buyer shall be entitled to a credit against the Purchase Price in an amount reasonably estimated to equal the costs to repair or replace the Damaged Assets after the Closing.

7.6 Third Party Consents. Between the date of this Agreement and the Closing, Buyer and Seller shall each use its reasonable efforts to obtain the consent of any third party necessary for the assignment of any Assumed Contract. In the event of a consent required with respect to the assignment of an Assumed Contract that has not been obtained before the Closing, then such Assumed Contract will be deemed not assigned until such consent shall have been obtained and, following the Closing Seller shall provide Buyer with the benefits of any such Assumed Contract until such consent is obtained, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such consent had been obtained and such Assumed Contract assigned and assumed by Buyer as of the Closing Date.

7.7 Conduct of the Business Prior to the Closing Date. Seller covenants and agrees with Buyer that between the date hereof and the Closing Date, unless the Buyer otherwise agrees in writing, Seller shall:

(a) Keep the Business operating in a manner substantially consistent with its historic operations;

(b) Operate the Business in all material respects with all rules and regulations, laws, statutes, ordinances and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Business; provided, however, that nothing herein contained shall be interpreted to require Seller to maintain any certain level of sales or revenue;

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(c) Maintain the Records of the Business in Seller’s customary manner on a basis materially consistent with prior years;

(d) Comply in all material respects with all agreements now or hereafter existing which are material, individually or in the aggregate, to the operation of the Business;

(e) Promptly notify Buyer of any material default by, or claim of default against, any party under any Contracts which are material, individually or in the aggregate, to the operation of the Business, and any event or condition which, with notice or lapse of time or both, would constitute a material default under such Contracts;

(f) Not mortgage, pledge or subject to any Lien (except in the ordinary course of business) any of the Sale Assets;

(g) Not sell, lease or otherwise dispose of, nor agree to sell, lease or otherwise dispose of, any of the Sale Assets, except for dispositions in the ordinary course of business;

(h) Not amend or terminate any Contract material to the operation of the Business, other than in the ordinary course of business consistent with past practice;

(i) Not introduce any material change with respect to the Business;

(j) Notify Buyer of any material litigation pending or threatened against the Business or Seller of which Seller has actual knowledge, or any material damage to or material destruction of any assets included or to be included in the Sale Assets; and

(k) Maintain insurance upon all of the tangible Sale Assets in such amounts and of such kind materially comparable to that in effect on the date hereof with respect to such Sale Assets with insurers of substantially the same or better financial condition.

7.8 Tax Returns and Payments.

(a) All Tax Returns, estimates, and reports required to be filed by Seller prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed with the appropriate governmental agencies unless valid extensions therefor shall have been obtained; and

(b) All Taxes pertaining to ownership of the Sale Assets or operation of the Business prior to the Closing Date will be timely paid; provided that Seller shall not be required to pay any such tax so long as the validity thereof shall be contested in good faith by appropriate proceedings and Seller shall have set aside adequate reserves with respect to any such Tax.

Asset Purchase Agreement

Salem Church Products

ARTICLE VIII

CERTAIN POST-CLOSING COVENANTS

8.1 Confidentiality. From and after the Closing, Seller and its Affiliates shall not use or disclose to anyone except as may be required by law or as otherwise expressly permitted or expressly contemplated herein, any trade secrets or confidential matters concerning the Business, including without limitation, secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, product formulas and designs, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, any intellectual property and any other research or business information concerning the Business which Seller currently treats as confidential (whether or not trade secret under applicable law). If Seller or any of its Affiliates is or may be obligated to disclose any such trade secret or confidential information as may be required by law, regulation or legal process, then Seller shall provide Buyer with prompt written notice before any such disclosure sufficient to enable Buyer to either seek a protective order or other appropriate remedy preventing or prohibiting such disclosure, to waive compliance with the provision of Section 8.1, or both; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained post-closing from a third party without a breach of such third party’s duties, shall not be deemed confidential information; further provided that this Section 8.1 shall not be deemed to prohibit any disclosure of such information that is legally required or reasonably necessary for financial or tax reporting purposes or any information relating to the Excluded Assets.

8.2 Non-Competition. Each of Seller and Parent hereby expressly acknowledges (i) Buyer’s substantial investment in the Business and the Sale Assets and the transactions contemplated by this Agreement (including the goodwill inherent therein) and (ii) that each of them will receive substantial benefit from the sale of the Sale Assets hereunder. Each of Seller and Parent further acknowledges and agrees that the covenants, restrictions and obligations contained in this Section 8.2 are a material inducement to Buyer to enter into this Agreement, and Buyer is doing so in reliance upon each of Seller and Parent agreeing to be bound by such covenants, restrictions and obligations. For a period of five (5) years from and after the Closing Date (the “Restricted Period“), neither Seller nor Parent, nor any of their respective Affiliates, shall, directly or indirectly, (i) engage in or assist others in engaging in the Business or any business that, directly or indirectly competes with the Business, anywhere within the United States or any other jurisdiction in which the Business currently operates (the “Territory“) at any time during the Restricted Period; (ii) own, manage, operate, assist, join, control or participate in the ownership, management, operation or control of, or be connected as an owner, shareholder, member, manager, director, partner, employee or independent contractor or otherwise with, any business anywhere in the Territory that directly or indirectly, competes with the Business regardless of the channel through which such competition occurs and regardless of the persons whom such competition targets; or (iii) cause, induce or encourage any material actual or prospective client, strategic partner, customer, vendor, supplier, consultant, contractor, licensee or licensor of the Business (including any existing client

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or customer of Seller and any person or entity that becomes a client or customer of the Business after the Closing, only to the extent that Seller is aware that any such Person is a client or customer of the Business after reasonable inquiry), or any other person or entity who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship, or otherwise intentionally interfere with any such material business relationship. During the Restricted Period, neither Seller nor Parent shall directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Business or potential clients or customers of the Business (only to the extent that a Seller is aware that such person or entity is a potential client or customer of the Business after reasonable inquiry), for purposes of diverting their business or services from the Business. A business that “directly or indirectly competes with the Business” is defined as a business that conducts any of the activities conducted by the Business set forth in the definition of “Business”. Notwithstanding the foregoing, nothing in this Section shall restrict or otherwise limit Seller, Parent, or any of their respective Affiliates, from continuing their existing operations (other than the Business) in the manner they now conduct their business, including but not limited to the sale of advertising, digital marketing services, and program time to anyone, or from offering and providing their services to competitors of the Business in the ordinary course of business provided that such activities do not compete with the Business as defined in the previous sentence.

8.3 Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered by this Agreement at the Closing or from time to time thereafter, and without further consideration, from and after the Closing the parties hereto shall take such other actions, and execute and deliver such other documents and instruments, including, without limitation, resale certificates for inventory, as the other party or parties hereto or their respective counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement.

8.4 Accounts Receivable. Buyer acknowledges that Seller is retaining ownership of all accounts receivable of the Business for goods sold and services rendered by Seller prior to the Closing Date and that such accounts receivable are Excluded Assets (the “Seller Accounts Receivable”). From and after the Closing Date, Seller shall be permitted to contact account debtors with respect to any of the Seller Accounts Receivable for purposes of collection thereof and to instruct account debtors to remit payments for the Seller Accounts Receivable directly to Seller. Buyer shall promptly remit, turnover and endorse to Seller any payments representing Seller Accounts Receivable received by Buyer after the Closing Date. From and after the Closing Seller shall promptly remit, turnover and endorse to Buyer any payments representing accounts receivable arising from the sale of goods or services by the Business after the Closing Date.

8.5 Third Party Consents. Seller shall use its reasonable efforts to obtain the consent of any third party necessary for the assignment of any Assumed Contracts or agreements to be assigned hereunder. In the event of a consent required with respect to the assignment of an Assumed Contract that has not been obtained before the Closing, then such Assumed Contract will be deemed not assigned until such consent shall have been obtained and, following the Closing Seller shall provide Buyer with the benefits of any such Assumed Contract until such consent is obtained, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such consent had been obtained and such Assumed Contract assigned and assumed by Buyer as of the Closing Date.

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8.6 Tax Returns and Payments.

(a) All tax returns, estimates, and reports relating to periods prior to the Closing Date required to be filed by Seller will be timely filed with the appropriate governmental agencies unless valid extensions therefor shall have been obtained; and

(b) All Taxes pertaining to ownership of the Sale Assets or operation of the Business prior to the Closing Date will be timely paid by Seller; provided that Seller shall not be required to pay any such tax so long as the validity thereof shall be contested in good faith by appropriate proceedings and Seller shall have set aside adequate reserves with respect to any such tax.

8.7 Post-Closing Transfer Items. Promptly following the Closing, Seller shall provide a notarized assignment of all registered trademarks of Seller and all documentation or certifications required by the current registrar to Buyer of all of the Domain Names used in the Business (the “Post-Closing Transfer Items”).

8.8 Migration of Content to Buyer’s Hardware. Seller will cooperate with Buyer to transfer title to all of Seller’s files and content purchased by Buyer and stored at Closing on Seller’s servers from those servers to servers selected by Buyer as soon as reasonably practicable following the Closing.

8.9 Shared Code and Databases. Seller and Buyer acknowledge that there has been shared use of certain assets, including certain shared code, design and functionality of the Websites, and the software code, design, and functionality of other of Seller’s websites (the “Shared Code”), which is an Excluded Asset and which ownership shall remain with Seller following the Closing Date. Buyer shall have the royalty-free, perpetual, noncancellable worldwide license to use the Shared Code with respect to the Websites and the Business. Seller and Buyer also acknowledge that there has been shared use of certain customer databases between the Business and Seller’s and its Affiliates’ other businesses, including databases of churches customer email addresses and other contact information (the “Shared Customer Information”), which is a Sale Asset and which ownership shall belong to Buyer following the Closing Date. Seller shall have the royalty-free, perpetual, noncancellable worldwide license to use the Shared Customer Information with respect to its and its Affiliates’ other businesses.

8.10 No Use of Salem Name. To the extent any Sale Asset includes the name “Salem” in its title or description, including but not limited to website names, social media account names, product names, and marketing materials, Buyer will discontinue use of the “Salem” name in its operation of the Business as soon as reasonably practicable and, in any event, within ninety (90) days following the Closing.

Asset Purchase Agreement

Salem Church Products

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 Survival of Representation and Warranties. Notwithstanding the making of this Agreement, any examination or investigation of any party hereto and the Closing hereunder, all representations and warranties contained in this Agreement or the other Transaction Documents (excluding any employment agreement constituting a Transaction Document) shall survive the Closing and continue for a period of eighteen (18) months, except that such expiration shall have no effect on: (a) any representation or warranty of Buyer or Seller as to (i) such party’s qualification and authority to consummate the transactions contemplated hereby, (ii) title of the parties to the Sale Assets, or (iii) any tax obligation of Seller, (collectively, the “Fundamental Representations” and all other representations and warranties, collectively, the “General Representations”) which Fundamental Representations shall continue indefinitely (the period of time for which any representation and warranty will survive hereunder being the applicable “Survival Period”); or (b) any claim alleging fraud. No claim with respect to any representation or warranty contained in this Agreement may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice is given, the right to indemnification with respect thereto under this Article IX shall survive beyond the Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied. Notwithstanding the foregoing, the provisions for survival and the making of claims shall not apply to the covenants and obligations of the parties under this Agreement (unless otherwise expressly provided) and the obligations associated with the Contracts, which agreements shall be governed by their own terms.

9.2 Indemnification in General. Except with respect to fraud, Buyer and Seller agree that the rights to indemnification and to be held harmless set forth in this Article IX shall, as between the parties hereto and their respective successors and assigns, be the sole and exclusive remedy after the Closing with respect to any breach of any representation, warranty, covenant or agreement under this Agreement; provided, however, that nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies that the parties hereto may have at equity for injunctive relief or specific performance.

9.3 Indemnification by Seller.

(a) Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and its and their respective shareholders, members, officers, managers, directors, partners, employees, successors, assigns, and representatives (collectively, “Buyer Indemnified Parties”) with respect to any and all Losses incurred or to be incurred by any of them relating to or arising out of, but only to the extent caused (directly or indirectly) by:

(i) Any breach, inaccuracy or nonperformance by Seller of any of its General Representations;

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(ii) Any breach, inaccuracy or nonperformance by Seller of any of its Fundamental Representations;

(iii) Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any other Transaction Document;

(iv) The ownership, use, possession or operation of the Business and Sale Assets by Seller prior to the Closing (other than the Assumed Liabilities);

(v) All other liabilities and obligations of Seller, including without limitation any Excluded Liabilities (other than the Assumed Liabilities);

(vi) Noncompliance by Seller with the provisions of the Bulk Sales Act, applicable, in connection with the transactions contemplated by this Agreement;

(vii) All liabilities and obligations of Seller under the Contracts required to be performed by Seller prior to the Closing, including all liability arising from Seller’s breach of any Contract prior to the Closing;

(viii) Taxes (a) of Seller resulting from the ownership or operation of the Business or the Sale Assets for any period ending on or before the Closing Date, (b) of Seller or any of its Affiliates of any kind or description (including any liability of Seller and any of its Affiliates for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or pursuant to any Law), (c) that arise out of or result from the consummation of the transactions contemplated by this Agreement, including the Taxes described in Section 1.7 to the extent they are the responsibility of Seller under that Section, or (d) required to be withheld in connection with any payment to or for the benefit of Seller pursuant to this Agreement, to the extent not withheld pursuant to Section 1.9) (collectively, the “Excluded Taxes”); or

(ix) Any Permitted Lien on a Sale Asset which relates to an obligation of Seller.

(b) Except in the case of fraud or intentional misrepresentation, if Closing occurs, Seller shall not be obligated to indemnify the Buyer Indemnified Parties under Section 9.3(a)(i) unless and until the aggregate amount of all Losses in respect of matters covered by Section 9.3(a)(i) exceeds the Threshold Limitation, in which case, the Buyer Indemnified Parties shall then be entitled to indemnification for the entire aggregate amount of such Losses in excess of the Threshold Limitation, provided, however, that the aggregate liability of the Seller under this Section 9.3 shall not exceed Thirty Million Dollars ($30,000,000). As used in this Agreement, the term “Threshold Limitation” shall mean the sum of One Hundred Thousand Dollars ($100,000) for all Losses.

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(c) For purposes of calculating the amount of Losses to which a Buyer Indemnified Party is entitled under this Article IX and for purposes of determining whether a representation and warranty has been breached the terms “material,” “materiality,” “Material Adverse Effect” and words of similar import will be disregarded; provided, however, that the foregoing materiality scrape shall not (i) affect any “knowledge” qualifiers or (ii) apply to limit any list within representations and warranties calling for scheduling of “material” items.

(d) For purposes of this Agreement, “Losses” means any and all payments, fines, penalties, interest, assessments, judgments, settlements, demands, claims, damages, losses, liabilities, Taxes, and actual and reasonable costs and expenses paid or incurred by or levied against a party entitled to indemnification, including reasonable attorney’s fees and reasonable expenses for investigation and defense, but shall exclude exemplary and punitive damages (other than any such damages that are part of any Governmental Order against such indemnified party in connection with a third-party claim). For purpose of this Agreement, “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority.

9.4 Indemnification by Buyer.

(a) Buyer shall defend, indemnify and hold harmless Seller and any officer, director, shareholder, partner, member, agent and representative thereof, and all Affiliates of any of the foregoing, with respect to any and all Losses relating to or arising out of, but only to the extent caused (directly or indirectly) by:

(i) Any breach or nonperformance by Buyer of any of its representations and warranties (subject to the Survival Period) and covenants or agreements set forth in this Agreement or any other document;

(ii) The ownership or operation of the Business and Sale Assets by Buyer or any of its Affiliates from and after the Closing, except for matters that arise as a result of breach or nonperformance by Seller of any representations, warranties, or covenants of Seller;

(iii) Liabilities and obligations arising after the Closing related to the Assumed Liabilities; or

(iv) All other liabilities and obligations of Buyer.

(b) Notwithstanding anything contained herein to the contrary, if Closing occurs, Buyer shall not be obligated to indemnify Seller under Section 9.4(a)(i) unless and until the aggregate amount of all claims, liabilities, damages, losses, costs and expenses exceeds the Threshold Limitation, in which case, Seller shall then be entitled to indemnification of the entire aggregate amount in excess of the Threshold Limitation, provided, however, that the aggregate liability of Buyer under this Section 9.4 shall not exceed Thirty Million Dollars ($30,000,000).

9.5 Cure Period. Notwithstanding anything to the contrary herein, neither party hereto shall be in breach of the representations, warranties, terms or conditions of this Agreement until it has received written notice of the claimed breach from the other party and such breaching party fails to cure the claimed breach to the claiming party’s full satisfaction within thirty (30) days

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thereafter. In the event that the claimed breach is of a nature that is curable but cannot reasonably be cured within thirty (30) days, then the breaching party shall not be in breach of this Agreement if it commences a cure within thirty (30) days and diligently pursues the same to the claiming party’s full satisfaction within one hundred twenty (120) days from the date of the original notice.

9.6 Third Party Claims. Any party seeking payment or indemnification under this Article IX (the “Indemnified Party”) shall give prompt notice in reasonable detail in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought. The Indemnifying Party shall be entitled to participate in such suit, action or proceeding and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel, and in such event, the Indemnified Party shall have the right, at its own expense, to retain its own counsel in connection with the same. The controlling party, in the defense of any such claim, except with the written consent of the other party, shall not consent to entry of any judgment or enter into any settlement that either: (a) does not include, as an unconditional term, the grant by the claimant to the other party of a release of all liabilities in respect of such claims, or (b) otherwise adversely affects the rights of the other party. Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

9.7 Setoff. Upon notice to Seller specifying in reasonable detail the basis therefore, Buyer may set off any amount to which it may be entitled under this Article IX against amounts otherwise payable to Seller, including without limitation under the Note, provided that Seller has agreed that such amount is due to Buyer or a judgment has been rendered by a court with appropriate jurisdiction that Seller owes such amount. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE X

TERMINATION; LIQUIDATED DAMAGES

10.1 Termination. If Closing shall not have previously occurred, this Agreement shall terminate upon the earliest of:

(a) the giving of written notice from Seller to Buyer, or from Buyer to Seller, if:

(i) Seller gives such termination notice and is not at such time in material default hereunder, or Buyer gives such termination notice and Buyer is not at such time in material default hereunder; and

(ii) Either:

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(A) Any of the representations or warranties contained herein (I) of Buyer (if such termination notice is given by Seller), or (II) of Seller (if such termination notice is given by Buyer), in each case, are inaccurate in any material respect and materially adverse to the party giving such termination notice unless the inaccuracy has been induced by or is the result of actions or omissions of the party giving such termination notice; or

(B) Any material obligation to be performed (I) by Buyer (if such termination notice is given by Seller) or (II) by Seller (if such termination notice is given by Buyer), in each case, is not timely performed in any material respect unless the lack of timely performance has been induced by or is the result of actions or omissions of the party giving such termination notice; or

(C) Any condition (other than those referred to in Section 10.1(a)(ii)(A) or Section 10.1(a)(ii)(B)) to the obligation of such party to close the transaction contemplated herein of the party giving such termination notice has not been timely satisfied, and

(iii) any such inaccuracy, failure to perform or non-satisfaction of a material condition neither has been cured nor satisfied within twenty (20) days after written notice thereof from the party giving such termination notice nor waived in writing by the party giving such termination notice; provided however that such opportunity to cure shall not apply to the failure of a party to perform its obligations set forth in Sections 5.5 or 6.4 herein.

(b) Written notice from Seller to Buyer, or from Buyer to Seller, at any time after October 31, 2023 (or, if Buyer and Seller have agreed upon a Closing date on or after October 31, 2023, then the date one day after that Closing date) (such date, the “Outside Date”); provided, that either Buyer or Seller may, by written notice to the other Parties, extend the Outside Date to no later than November 30, 2023 (which new date will become the “Outside Date”).

10.2 Obligations Upon Termination.

(a) In the event this Agreement is terminated pursuant to Section 10.1(a)(ii)(A)(I) or Section 10.1(a)(ii)(B)(I), the aggregate liability of Buyer for breach hereunder shall be limited as provided in Section 10.2(b) below, and the aggregate liability for Seller for breach hereunder shall be limited as provided in Section 10.2(c). In the event this Agreement is terminated for any other reason, neither party shall have any liability hereunder.

(b) If this Agreement is terminated by Seller’s giving of valid written notice to Buyer pursuant to Section 10.1(a)(ii)(A)(I) or Section 10.1(a)(ii)(B)(I), Buyer agrees that Seller shall be entitled to payment from Buyer, and to keep upon such termination, as liquidated damages and not as a penalty, the Earnest Money (“Liquidated Damages Amount”). THE DELIVERY OF THE LIQUIDATED DAMAGES AMOUNT TO SELLER SHALL BE CONSIDERED LIQUIDATED DAMAGES AND NOT A PENALTY, AND SHALL BE THE RECIPIENT’S SOLE REMEDY AT LAW OR IN EQUITY FOR A BREACH HEREUNDER IF CLOSING DOES NOT OCCUR. BUYER AND SELLER EACH ACKNOWLEDGE AND AGREE THAT THIS LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE ANTICIPATED HARM WHICH WILL BE CAUSED BY A BREACH OF THIS AGREEMENT,

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THE DIFFICULTY OF PROOF OF LOSS, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTION TO BE CONSUMMATED HEREUNDER. If Seller is entitled to the Liquidated Damages, Buyer shall cooperate with Seller in taking such action as is required under the Escrow Agreement in order to effect such payment.

(c) In any dispute between Buyer and Seller as to which party is entitled to all or a portion of the Earnest Money, the prevailing party shall receive, in addition to that portion of the Earnest Money to which it is entitled, an amount equal to interest on that portion at the rate of 10% per annum, calculated from the date the prevailing party’s demand for all or a portion of the Earnest Money is received by the Escrow Agent.

ARTICLE XI

MISCELLANEOUS

11.1 Payment of Expenses. Each of the parties hereto shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein.

11.2 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by overnight delivery service or sent by registered or certified mail, first class, postage prepaid, addressed as follows (to the extent applicable for such delivery):

(a)	If to Seller, to:

Salem Web Network, LLC

4880 Santa Rosa Road

Camarillo, California 93012

Attn: Christopher J. Henderson

(b)	If to Buyer, to:

Gloo Acquisition Corp I, LLC

831 Pearl St.

Boulder, CO 80302

Attention: John Fowle

Email: jfowle@gloo.us

or such other address with respect to any party hereto as such party may from time to time notify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if personally delivered or otherwise sent as provided above, on the date received.

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11.3 Entire Agreement. This Agreement and the other Transaction Documents, and the schedules and exhibits hereto and thereto, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

11.4 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement and all other Transaction Documents shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.5 Assignment. This Agreement and any rights hereunder shall not be assignable by either party hereto without the prior written consent of the other party; provided, however, that Buyer may assign its rights and obligations under this Agreement to any Affiliate thereof without obtaining Seller’s consent.

11.6 Governing Law; Jurisdiction; Service of Process. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall in all respects be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might result in the application of the laws of another jurisdiction. Any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for any geographic areas which include Wilmington, Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have based on improper venue or forum non conveniens, agrees that all claims in respect of the proceeding shall be heard and determined only in such court and agrees not to bring any proceeding arising or relating to this Agreement or the transactions contemplated hereby in any other court. The parties hereby further consent and agree to the exercise of personal jurisdiction over them by such courts with respect to any such proceedings and waive any objection to the assertion or exercise of such jurisdiction. Process in any proceeding referred to above may be served on any party anywhere in the world.

11.7 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

11.8 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

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11.9 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement (and any other document delivered in connection with this Agreement) may be executed via electronic or digital signature and signature pages may be exchanged by facsimile or other electronic transmission, (including via DocuSign or a similar program) with the same legal effect as if the signatures had appeared in original handwriting on the same physical document. At the request of either Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to the other Party. No Party hereto or to any such agreement or instrument shall raise the fact execution of such document by digital or electronic signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.

11.11 References. All references in this Agreement to articles and sections are to articles and sections contained in this Agreement unless a different document is expressly specified.

11.12 Definition of “Business.” For purposes of this Agreement, “Business” means the Salem Church Products church resources ecommerce retail business (the “Business”) consisting of the offering for sale of the following products or services: (i) job listings to churches and other Christian organizations or places of worship; (ii) sermons and/or sermon illustrations; (iii) Sunday School curricula, games, and activities to churches; or (iv) minimovies, backgrounds (motion or still), video worship song tracks, countdowns, church software, or videos for small groups, or creation of those or substantially similar materials for sale to churches or other Christian organizations or places of worship via an ecommerce website. Seller conducts the Business via the following websites: Centerline Studios, Children’s Ministry Deals, ChristianJobs.com, Church Staffing.com, Lift Curriculum, Playbackmedia.com, Preaching.com, SermonSearch.com, Shift Worship, WorshipHouseKids.com, and WorshipHouseMedia.com (which includes SermonSpice.com).

11.13 Definition of “Knowledge.” With respect to any representation or warranty contained in this Agreement which is made to the “knowledge” or “best knowledge” of a party, such terms shall be limited to mean only the actual knowledge of such party after reasonable inquiry or investigation only of such party’s: (i) officers; (ii) directors; (in the case of Seller, Seller’s managing member’s officers and directors) and (iii) employees responsible for the subject matter corresponding to such representation or warranty.

11.14 Definition of “Affiliate.” For purposes of this Agreement, an affiliate of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

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11.15 Definition of “Shared Services”. For purposes of this Agreement, “Shared Services” the following services provided to the Business by Seller or its Affiliates (directly or through vendors) and also provided to other businesses of Seller or its Affiliates, including executive management; accounting/finance/audit; legal; tax; payroll; human resources; recruiting; record retention; real estate management/administration; payment processing; office services and office administration; information technology including but not limited to system and data protection and hardware and software support; creative services; wifi, phone, and internet access; equipment procurement; and all Contracts, data, documents, real property, personal property, and Intellectual Property created or used in connection with such shared services that are not used solely in the Business.

11.16 Parent Guarantee. For good and valuable consideration, and as a material inducement to Buyer to enter into and consummate the transactions contemplated by this Agreement and the other Transaction Documents, Parent hereby unconditionally and irrevocably guarantees to Buyer the prompt performance, payment, and discharge of each obligation of Seller under this Agreement, including without limitation under Article IX.

11.17 Gloo Guarantee. For good and valuable consideration, and as a material inducement to Seller to enter into and consummate the transactions contemplated by this Agreement and the other Transaction Documents, Gloo hereby unconditionally and irrevocably guarantees to Seller the prompt performance, payment, and discharge of each obligation of Buyer under this Agreement, including without limitation under Article IX.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above.

SELLER:		BUYER:

Salem Web Network, LLC, a Delaware limited liability company		Gloo Acquisition Corp I, LLC a Delaware limited liability company

By:	/s/ DAVID A. R. EVANS	By:	/s/ SCOTT BECK
	David A. R. Evans		Scott Beck
	Chief Operating Officer of SCA License Corporation, Its Managing Member		CEO/President

PARENT:		GLOO:

Salem Media Group, Inc., a Delaware corporation		Gloo Holdings, LLC, a Delaware limited liability company

By:	/s/ DAVID A. R. EVANS	By:	/s/ SCOTT BECK
	David A. R. Evans		Scott Beck
	Chief Operating Officer		CEO/President

SIGNATURE PAGE TO SALEM CHURCH PRODUCTS ASSET PURCHASE AGREEMENT

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INDEX OF SCHEDULES AND EXHIBITS

Schedule 1.1(c)	Assumed Contracts
Schedule 1.1(d)	Websites, Domain Names and Social Media Accounts
Schedule 1.1(g)	Records
Schedule 1.1(l)	Miscellaneous Assets
Schedule 1.2(h)	Other Excluded Assets
Schedule 1.3(a)	Assumed Liabilities (Fulfillment)
Schedule 1.5	Wire Transfer Instructions
Schedule 3.4	Required Consents
Schedule 3.5	Exceptions To Sale Assets Representations
Schedule 3.6	Tangible Personal Property
Schedule 3.8	Litigation
Schedule 3.9 (a)	Employees
Schedule 3.9 (c)	Labor Matters
Schedule 3.11	Tax Matters
Schedule 3.14(a)	Business Intellectual Property
Schedule 3.15(e)	Security Incidents
Schedule 3.16	Transactions with Interested Persons
Schedule 3.17(a)	Licenses and Permits
Schedule 3.17(b)	Excluded Licenses
Schedule 3.18(a)	Top 10 Suppliers
Schedule 3.18(b)	Top 10 Customers
Schedule 3.18(c)	Customer and Supplier Claims
Schedule 3.20	Products and Product Warranties

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Schedule 5.4	Permitted Liens
Exhibit 1.5(b)(i)	Form of Secured Promissory Note and Security Agreement
Exhibit 1.5(b)(ii)	Form of Guarantee
Exhibit 5.5 (b)	Form of Transition Services Agreement
Exhibit 5.5(n)	Form of Unit Purchase Agreement
Exhibit 5.5(q)	Form of Subordination Agreement

Schedules to the Asset Purchase Agrement

(see attached)

Exhibit 1.5(b)(i)

Form of Promissory Note and Security Agreement

(see attached)

Exhibit 1.5(b)(ii)

Form of Guarantee

(see attached)

Exhibit 5.5(b)

Form of Transition Services Agreement

(see attached)

Exhibit 5.5(n)

Form of Unit Purchase Agreement

(see attached)

Exhibit 5.5(o)

Form of Put Agreement

(see attached)

Exhibit 5.5(q)

Form of Subordination Agreement

(see attached)